Exhibit 99.1

MongoDB Issues New Server Side Public License for MongoDB Community Server

New License Leads the Way for Open Source in the Cloud Era

NEW YORK, NY - October 16, 2018 – Today MongoDB, Inc. (Nasdaq: MDB), the leading modern, general purpose database platform, issued a new software license, called Server Side Public License (SSPL), for MongoDB Community Server. The license clearly and explicitly states the conditions of deploying MongoDB - or any other open source project licensed under the SSPL - as a service. All versions of MongoDB’s Community Server released after today, including patch fixes for prior versions, will be licensed under the SSPL.
MongoDB has become one of the most popular databases in the market, adopted by organizations of all sizes across many industries and geographies. MongoDB was previously licensed under the GNU AGPLv3 (AGPL), which meant companies who wanted to modify and run MongoDB as a publicly available service had to open source their software or obtain a commercial license from MongoDB. However, MongoDB’s popularity has led some organizations to test the boundaries of the AGPL. In response, MongoDB has created the SSPL and submitted it to the Open Source Initiative for approval.
The SSPL builds on the spirit of the AGPL, but clarifies the condition for providing open source software as a service. The license retains all of the same freedoms that the open source community had with MongoDB under the AGPL: freedom to use, review, modify and redistribute the software. The only substantive change is an explicit condition that any organization attempting to exploit MongoDB as a service must open source the software that it uses to offer such service. This license change will not impact customers who have purchased a commercial license from MongoDB.
“The market is increasingly consuming software as a service, creating an incredible opportunity to foster a new wave of great open source server side software. Unfortunately, once an open source project becomes interesting, it is too easy for cloud vendors who have not developed the software to capture all of the value while contributing little back to the community,” said Eliot

Horowitz, CTO and co-founder, MongoDB. “We have greatly contributed to, and benefited from, open source, and are in a unique position to lead on an issue impacting many organizations. We hope this new license will help inspire more projects and protect open source innovation.”
“We are big believers in open source. It leads to more valuable, robust and secure software. However, it is important that open source licenses evolve to keep pace with the changes in our industry,” said Dev Ittycheria, President & CEO, MongoDB. “We have invested approximately $300M in R&D over the past decade to offer a modern, general purpose, open source database for everyone. With the added protection of the SSPL, we can continue to invest in R&D and further drive innovation and value for the community.”

Resource
Server Side Public License
Blog from MongoDB CTO and co-founder Eliot Horowitz
About MongoDB

MongoDB is the leading modern, general purpose database platform, designed to unleash the power of software and data for developers and the applications they build. Headquartered in New York, MongoDB has more than 7,400 customers in over 100 countries. The MongoDB database platform has been downloaded over 40 million times and there have been more than one million MongoDB University registrations.
Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,”

“will,” “would” or the negative or plural of these words or similar expressions or variations, including statements concerning the licensing of future releases of Community Server, the market opportunity for software as a service and open source server side software, the benefits of open source innovation and our future investment in research and development. These forward-looking statements reflect MongoDB’s current views about its plans, intentions, expectations, strategies and prospects, which are based on the information currently available to it and on assumptions it has made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and are subject to a variety of assumptions, uncertainties, risks and factors that are beyond our control including, without limitation: whether our new license is approved by the Open Source Initiative; our limited operating history; failure of our database platform to satisfy customer demands; the effects of increased competition; our ability to effectively expand our sales and marketing organization; our ability to continue to build and maintain credibility with the developer community; our ability to add new customers or increase sales to our existing customers; our ability to maintain, protect, enforce and enhance our intellectual property; the growth and expansion of the market for database products and our ability to penetrate that market; our ability to maintain the security of our software and adequately address privacy concerns; our ability to manage our growth effectively and successfully recruit additional highly-qualified personnel; the price volatility of our common stock; and those risks detailed from time-to-time under the caption “Risk Factors” and elsewhere in our Securities and Exchange Commission filings and periodic and current reports, including our Annual Report on Form 10-K filed on March 30, 2018, as well as future filings and reports by us. Except as required by law, we undertake no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events, changes in expectations or otherwise.
Media Relations
Mark Wheeler
MongoDB
866-237-8815 x7186
communications@mongodb.com

Investor Relations
Brian Denyeau
ICR
646-277-1251
ir@mongodb.com

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